UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2012

GENOMIC HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51541	77-0552594
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

301 Penobscot Drive, Redwood City, California	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 556-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On December 10, 2012, Genomic Health, Inc. (the “Company”) entered into a share repurchase program authorized by the Company’s board of directors for the purpose of repurchasing up to $30 million of the Company’s outstanding shares of common stock.  Repurchases of shares under the program may be made pursuant to a collared accelerated share repurchase agreement with J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”), which will be effective December 12, 2012, or pursuant to a pre-arranged Rule 10b5-1 share repurchase plan.

The specific number of shares that the Company will ultimately repurchase under the accelerated share repurchase agreement will be based generally on the average of the daily volume weighted average prices of shares traded during the term of the agreement, subject to collar provisions that will establish minimum and maximum numbers of shares to be repurchased.  The minimum and maximum share numbers will depend generally on the results of an initial hedge to be established by JPMorgan. To the extent that $30 million of shares will not be repurchased under the accelerated share repurchase agreement, purchases may be made under the Rule 10b5-1 share repurchase plan, under which transactions would be effected in accordance with specified price, volume and timing conditions.  A plan under Rule 10b5-1 of the Securities Exchange Act of 1934 allows a company to repurchase shares at times when it otherwise might be prevented from doing so under insider trading laws or due to self-imposed trading blackout periods.  Because repurchases under a Rule 10b5-1 share repurchase plan are subject to specified parameters, there can be no assurance regarding the number of shares, if any, that will be repurchased pursuant to the plan, and the Company may discontinue repurchases and terminate the plan at any time.  Repurchases under the accelerated share repurchase agreement and the Rule 10b5-1 share repurchase plan are expected to end by the middle of the first quarter of 2013.

If $30 million of shares are not purchased through the accelerated share repurchase agreement and Rule 10b5-1 share repurchase plan, the Company may from time to time purchase shares of its common stock, up to the $30 million aggregate authorization, through open market and privately negotiated transactions or through additional accelerated share repurchase agreements or Rule 10b5-1 share repurchase plans, with the timing and amount of any such purchases or additional agreements or plans to be determined by the Company’s management based on its evaluation of market conditions and other factors

Any purchases under the share repurchase program will be funded using the Company’s working capital.  As of September 30, 2012, the Company’s cash and cash equivalents and investments and marketable securities were $127.0 million.  The Company had approximately 30.8 million shares of common stock outstanding as of November 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 10, 2012

GENOMIC HEALTH, INC.

By:	/s/ Dean L. Schorno
Name:	Dean L. Schorno
Title:	Chief Financial Officer